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Exhibit (a)(1)(AA)

[FORM OF E-MAIL REGARDING PARTIAL PARTICIPATION IN OPTION EXCHANGE OFFER]

To: [Name of Option Holder]

Option Exchange Offer

        Our exchange offer expired at 9:00 p.m., Pacific Time, on February 6, 2006. The closing sale price of Zoran common stock as reported on the Nasdaq National Market on February 6, 2006 was $22.48. The terms of the exchange offer provided that options eligible for exchange in the offer must have an exercise price per share that is more than the greater of U.S. $20.00 and the closing sale price of our common stock reported on the Nasdaq National Market on the date the offer expired.

        Some of the options you tendered for exchange had an exercise price per share that was equal to or less than $22.48. We regret to inform you that these options were not eligible for exchange, and you will not receive any restricted stock or restricted stock units in exchange for these ineligible options. Your options with an exercise price equal to or less than $22.48 remain outstanding in accordance with their existing terms, as provided in your existing stock option agreements. The exercise price, vesting schedule and expiration date of these options remain unchanged.

        On February 6, 2006 we accepted for exchange and canceled the eligible option(s) having an exercise price greater than $22.48 that you tendered for exchange with your Letter of Transmittal. Upon the terms and conditions described in the Offer to Exchange and your Letter of Transmittal, on February 7, 2006 we granted to you in replacement of your canceled option(s) shares of restricted stock if you are an employee subject to U.S. income taxation or restricted stock units if you are an employee who is not subject to U.S. income taxation. Shortly, you will receive an award agreement for each such grant (in the form previously reviewed by you, but with the blanks filled in), which you will be required to sign and return to Zoran in accordance with instructions that will be provided.

        If you have any questions, please contact Karen Pereira, by email at optionexchange@zoran.com or by telephone at +1 (408) 523-6596.

Thank you

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  Exhibit (a)(1)(AA)
[FORM OF E-MAIL REGARDING PARTIAL PARTICIPATION IN OPTION EXCHANGE OFFER]